Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place
Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
Fax: 203 622 6080
unitedrentals.com
United Rentals Announces Second Quarter 2019 Results

STAMFORD, Conn. – July 17, 2019 – United Rentals, Inc. (NYSE: URI) today announced financial results for the second quarter of 20191.
Total revenue increased 21.1% to $2.290 billion and rental revenue increased 20.2% to $1.960 billion. On a GAAP basis, the company reported second quarter net income of $270 million, or $3.44 per diluted share ("EPS"), compared with $270 million, or $3.20 per diluted share, for the same period in 2018. Second quarter 2019 included a pretax debt redemption loss of $32 million, or $0.30 per diluted share after taxes. Diluted EPS for the quarter increased 7.5% year-over-year. Adjusted EPS2 for the quarter increased 23.1% year-over-year to $4.74.
Adjusted EBITDA2 increased 18.3% year-over-year to $1.073 billion, while adjusted EBITDA margin decreased 110 basis points to 46.9%. On a pro forma basis, year-over-year, net income increased 7.1%, adjusted EBITDA increased 6.6% and adjusted EBITDA margin increased 40 basis points.
Matthew Flannery, chief executive officer of United Rentals, said, “We were pleased with our solid growth in revenue for both our general rental and specialty segments and our adjusted EBITDA for the second quarter. Importantly, the market outlook for the second half of 2019 remains positive based on feedback from our customers and the field. The multiple integrations we have underway will continue to gain traction in the back part of the year.”
Flannery continued, “Our updates to guidance reflect a slightly slower than expected pace for the BlueLine integration, as well as historically bad weather in several key regions this past quarter. As a result, we’ve trimmed the upper ends on total revenue and adjusted EBITDA by approximately 1%, and capex by $150 million, while raising our free cash flow expectation. We remain confident in the health of the cycle and are well positioned to serve our customers with the strongest service offering in our history.”

Highlights

•
Rental Revenue: Rental revenue[3] was a second quarter record at $1.960 billion, reflecting increases of 20.2% and 4.8% year-over-year on an as-reported and pro forma basis, respectively. The as-reported increase is primarily due to the impact of the BakerCorp and BlueLine acquisitions. The pro forma increase is primarily due to growth in the company’s construction end-markets.

_______________

1.
The company completed the acquisitions of BakerCorp International Holdings, Inc. (“BakerCorp”) and Vander Holding Corporation and its subsidiaries (“BlueLine”) in July 2018 and October 2018, respectively. BakerCorp and BlueLine are included in the company's results subsequent to the acquisition dates. Pro forma results reflect the combination of United Rentals, BakerCorp and BlueLine for all periods presented. The acquired BakerCorp locations are reflected in the Trench, Power and Fluid Solutions specialty segment.

2.
Adjusted EPS (earnings per share) and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) are non-GAAP measures as defined in the tables below. See the tables below for amounts and reconciliations to the most comparable GAAP measures. Adjusted EBITDA margin represents adjusted EBITDA divided by total revenue.

3.	Rental revenue includes owned equipment rental revenue, re-rent revenue and ancillary revenue.

•
Fleet Productivity[4]: Second quarter fleet productivity decreased 3.1% year-over-year, primarily due to the impact of the BakerCorp and BlueLine acquisitions. On a pro forma basis, fleet productivity increased 0.7%, reflecting improvements in rental rates and fleet mix, partially offset by lower time utilization, primarily due to acquisition integration activities and adverse weather.

•
Used Equipment: The company generated $197 million of proceeds from used equipment sales in the second quarter at a GAAP gross margin of 41.1% and an adjusted gross margin of 49.2%[5]; this compares with $157 million at a GAAP gross margin of 41.4% and an adjusted gross margin of 51.6% for the same period last year.

•
Profitability: Net income for the second quarter of $270 million was flat with last year. Net interest expense increased $68 million year-over-year primarily due to debt issued to fund the BakerCorp and BlueLine acquisitions, and a loss of $32 million associated with the full redemption of our 5 3/4 % Senior Notes. Operating income increased 12.6% year-over-year to $529 million. Adjusted EBITDA increased 18.3% year-over-year to $1.073 billion, while adjusted EBITDA margin decreased 110 basis points to 46.9%. The decline in adjusted EBITDA margin primarily reflects the acquisitions of BakerCorp and BlueLine. On a pro forma basis, year-over-year, net income increased 7.1%, adjusted EBITDA increased 6.6% and adjusted EBITDA margin increased 40 basis points.

•
General rentals: Second quarter rental revenue for the company’s general rentals segment increased by 14.6% and 2.1% year-over-year on an actual and pro forma basis, respectively. Rental gross margin decreased by 200 basis points to 38.8%, primarily due to the impact of the BlueLine acquisition. Depreciation of rental equipment increased 20.6%, with the BlueLine acquisition being a significant driver of the increase.

•
Specialty: Second quarter rental revenue for the company’s specialty segment, Trench, Power and Fluid Solutions, increased by 44.8% year-over-year, including an organic increase of 12.6%. Rental gross margin decreased by 250 basis points to 46.0%, primarily due to the impact of acquisitions.

•
Cash flow: For the first six months of 2019, net cash from operating activities decreased 3.6% to $1.590 billion and free cash flow[6], including aggregated merger and restructuring payments, increased 11.0% to $780 million. Free cash flow for the first six months of 2019 included rental gross capital expenditures of $1.129 billion, a 7.9% decrease from a year ago.

•
Capital Allocation: In June 2019, the company announced that it had lowered its targeted leverage range to 2.0x-3.0x, from 2.5x-3.5x, and expects to end the year with a net leverage ratio of approximately 2.5x. The company's net leverage ratio was 2.8x at June 30, 2019. During the first six months of 2019, the company reduced net debt by $84 million relative to year-end 2018 levels, primarily due to the net impact of issuing $750 million of debt due in 2030 and redeeming $850 million of debt that would have been due in 2024. During the same period, the company also repurchased $420 million of common stock under its current $1.25 billion repurchase program, reducing its diluted share count by 2.1%. As of June 30, 2019, the company has repurchased $840 million of common stock under this program, which it expects to complete by year-end.

_______________

4.
Fleet productivity reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. See “Fleet Productivity Operating Metric” below for more information.

5.	Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of acquired RSC, NES, Neff and BlueLine fleet that was sold.

6.	Free cash flow is a non-GAAP measure. See the table below for amounts and a reconciliation to the most comparable GAAP measure.

Updated 2019 Outlook
The company has updated its full-year outlook as follows:

	Prior Outlook	Current Outlook
Total revenue	$9.15 billion to $9.55 billion	$9.15 billion to $9.45 billion
Adjusted EBITDA[7]	$4.35 billion to $4.55 billion	$4.35 billion to $4.5 billion
Net rental capital expenditures after gross purchases	$1.4 billion to $1.55 billion, after gross purchases of $2.15 billion to $2.3 billion	$1.3 billion to $1.4 billion, after gross purchases of $2.05 billion to $2.15 billion
Net cash provided by operating activities	$2.85 billion to $3.2 billion	$2.85 billion to $3.1 billion
Free cash flow (excluding the impact of merger and restructuring related payments)	$1.3 billion to $1.5 billion	$1.4 billion to $1.55 billion
Return on Invested Capital (ROIC)
ROIC was 10.8% for the 12 months ended June 30, 2019, exceeding both the 10.0% ROIC for the 12 months ended June 30, 2018 and the company’s current weighted average cost of capital of less than 8.0%. The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the U.S. federal corporate statutory tax rates of 21% for 2019 and 2018 and 35% for 2017 were used to calculate after-tax operating income (because of the trailing 12-month measurement period, the 2017 tax rate impacts ROIC for the 12 months ended June 30, 2018).
ROIC materially increased due to the reduced tax rates following the enactment of the Tax Cuts and Jobs Act of 2017 (the "Tax Act"). The Tax Act decreased the U.S. federal tax rate from 35% to 21%. If the 21% U.S. federal corporate statutory tax rate following the enactment of the Tax Act was applied to ROIC for all historic periods, the company estimates that ROIC would have been 10.6% and 10.9% for the 12 months ended June 30, 2019 and 2018, respectively. The decline in tax-adjusted ROIC for the 2019 period primarily reflects the impact of recent acquisitions.
Fleet Productivity Operating Metric
In January 2019, the company introduced fleet productivity as a comprehensive metric that provides greater insight into the decisions made by its managers in support of growth and returns. Specifically, the company seeks to optimize the interplay of rental rates, time utilization and mix in driving rental revenue. Fleet productivity aggregates, in one metric, the impact of changes in rates, utilization and mix on owned equipment rental revenue.
The company believes that this metric is useful in assessing the effectiveness of its decisions on rates, time utilization and mix, particularly as they support the creation of shareholder value. Additional information about fleet productivity can be found in the Second Quarter 2019 Investor Presentation on unitedrentals.com. The company is providing quarterly information on rental rates and time utilization in its Second Quarter 2019 Investor Presentation, and does not plan to include such information in subsequent Investor Presentations.

_______________

7.	Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.

The table below shows the components of the year-over-year change in rental revenue using the fleet productivity methodology, presented on an actual and pro forma basis:

	Year-over-year change in average OEC	Assumed year-over-year inflation impact (1)	Fleet productivity (2)	Contribution from ancillary and re-rent revenue (3)	Total change in rental revenue
Second Quarter 2019
Actual	23.2%	(1.5)%	(3.1)%	1.6%	20.2%
Pro forma	5.5%	(1.5)%	0.7%	0.1%	4.8%
Six Months Ended June 30, 2019
Actual	23.4%	(1.5)%	(2.2)%	1.8%	21.5%
Pro forma	5.6%	(1.5)%	1.4%	0.4%	5.9%
Please refer to our Second Quarter 2019 Investor Presentation for additional perspective on the components of fleet productivity.

(1)	Reflects the estimated impact of inflation on the revenue productivity of fleet based on OEC, which is recorded at cost.

(2)
Reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. Changes in customers, fleet, geographies and segments all contribute to changes in mix.

(3)	Reflects the combined impact of changes in other types of equipment rental revenue: ancillary and re-rent (excludes owned equipment rental revenue).
Conference Call
United Rentals will hold a conference call tomorrow, Thursday, July 18, 2019, at 11:00 a.m. Eastern Time. The conference call number is 855-458-4217 (international: 574-990-3618). The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call. The replay number for the call is 404-537-3406, passcode is 5473879.
Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. EBITDA and adjusted EBITDA are presented on as-reported and pro forma bases. Free cash flow represents net cash provided by operating activities less purchases of, and plus proceeds from, equipment. The equipment purchases and proceeds represent cash flows from investing activities. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. Adjusted EPS represents EPS plus the sum of the merger related costs, restructuring charge, the impact on depreciation related to acquired fleet and property and equipment, the impact of the fair value mark-up of acquired fleet, merger related intangible asset amortization, asset impairment charge and loss on repurchase/redemption of debt securities and amendment of ABL facility. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity.

Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort. The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.

About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,164 rental locations in North America and 11 in Europe. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 18,900 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 4,000 classes of equipment for rent with a total original cost of $14.57 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the challenges associated with past or future acquisitions, including BakerCorp and BlueLine, such as undiscovered liabilities, costs, integration issues and/or the inability to achieve the cost and revenue synergies expected; (2) a slowdown in North American construction and industrial activities, which could reduce our revenues and profitability; (3) our significant indebtedness, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (4) the inability to refinance our indebtedness at terms that are favorable to us, or at all; (5) the incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (6) noncompliance with covenants in our debt agreements, which could result in termination of our credit facilities and acceleration of outstanding borrowings; (7) restrictive covenants and amount of borrowings permitted under our debt agreements, which could limit our financial and operational flexibility; (8) an overcapacity of fleet in the equipment rental industry; (9) inability to benefit from government spending, including spending associated with infrastructure projects; (10) fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated; (11) our rates and time utilization being less than anticipated; (12) our inability to manage credit risk adequately or to collect on contracts with customers; (13) our inability to access the capital that our business or growth plans may require; (14) the incurrence of impairment charges; (15) trends in oil and natural gas could adversely affect demand for our services and products; (16) our dependence on distributions from subsidiaries as a result of our holding company structure and the fact that such distributions could be limited by contractual or legal restrictions; (17) an increase in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (18) the incurrence of additional costs and expenses (including indemnification obligations) in connection with litigation, regulatory or investigatory matters; (19) the outcome or other potential consequences of litigation and other claims and regulatory matters relating to our business, including certain claims that our insurance may not cover; (20) the effect that certain provisions in our charter and certain debt agreements and our significant indebtedness may have of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (21) management turnover and inability to attract and retain key personnel; (22) our costs being more than anticipated and/or the inability to realize expected savings in the amounts or time frames planned; (23) our dependence on key suppliers to obtain equipment and other supplies for our business on acceptable terms; (24) our inability to sell our new or used fleet in the amounts, or at the prices, we expect; (25) competition from existing and new competitors; (26) security breaches, cybersecurity attacks, failure to protect personal information, compliance with data protection laws and other significant disruptions in our information technology systems; (27) the costs of complying with environmental, safety and foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk (including as a result of Brexit), and tariffs; (28) labor difficulties and labor-based legislation affecting our labor relations and operations generally; (29) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment; and (30) the effect of changes in tax law. For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2018, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #
Contact:
Ted Grace
(203) 618-7122
Cell: (203) 399-8951
tgrace@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues:
Equipment rentals	$1,960	$1,631	$3,755	$3,090
Sales of rental equipment	197	157	389	338
Sales of new equipment	60	44	122	86
Contractor supplies sales	27	24	51	42
Service and other revenues	46	35	90	69
Total revenues	2,290	1,891	4,407	3,625
Cost of revenues:
Cost of equipment rentals, excluding depreciation	769	620	1,511	1,212
Depreciation of rental equipment	399	323	794	645
Cost of rental equipment sales	116	92	241	199
Cost of new equipment sales	51	38	105	75
Cost of contractor supplies sales	19	16	36	28
Cost of service and other revenues	25	20	48	38
Total cost of revenues	1,379	1,109	2,735	2,197
Gross profit	911	782	1,672	1,428
Selling, general and administrative expenses	271	239	551	471
Merger related costs	—	2	1	3
Restructuring charge	6	4	14	6
Non-rental depreciation and amortization	105	67	209	138
Operating income	529	470	897	810
Interest expense, net	180	112	331	221
Other income, net	(2)	(1)	(5)	(2)
Income before provision for income taxes	351	359	571	591
Provision for income taxes	81	89	126	138
Net income	$270	$270	$445	$453
Diluted earnings per share	$3.44	$3.20	$5.62	$5.34

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	June 30, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$75	$43
Accounts receivable, net	1,525	1,545
Inventory	135	109
Prepaid expenses and other assets	105	64
Total current assets	1,840	1,761
Rental equipment, net	9,839	9,600
Property and equipment, net	578	614
Goodwill	5,134	5,058
Other intangible assets, net	1,019	1,084
Operating lease right-of-use assets (1)	619	—
Other long-term assets	18	16
Total assets	$19,047	$18,133
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$995	$903
Accounts payable	752	536
Accrued expenses and other liabilities (1)	788	677
Total current liabilities	2,535	2,116
Long-term debt	10,700	10,844
Deferred taxes	1,743	1,687
Operating lease liabilities (1)	497	—
Other long-term liabilities	94	83
Total liabilities	15,569	14,730
Common stock	1	1
Additional paid-in capital	2,415	2,408
Retained earnings	4,546	4,101
Treasury stock	(3,290)	(2,870)
Accumulated other comprehensive loss	(194)	(237)
Total stockholders’ equity	3,478	3,403
Total liabilities and stockholders’ equity	$19,047	$18,133

(1)
In 2019, we adopted an updated lease accounting standard that resulted in the recognition of operating lease right-of-use assets and lease liabilities. Accrued expenses and other liabilities as of June 30, 2019 includes $170 million of current operating lease liabilities. We adopted this standard using a transition method that does not require application to periods prior to adoption.

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Cash Flows From Operating Activities:
Net income	$270	$270	$445	$453
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	504	390	1,003	783
Amortization of deferred financing costs and original issue discounts	4	3	8	6
Gain on sales of rental equipment	(81)	(65)	(148)	(139)
Gain on sales of non-rental equipment	(1)	(2)	(3)	(3)
Gain on insurance proceeds from damaged equipment	(5)	(12)	(12)	(14)
Stock compensation expense, net	16	24	31	43
Merger related costs	—	2	1	3
Restructuring charge	6	4	14	6
Loss on repurchase/redemption of debt securities and amendment of ABL facility	32	—	32	—
Increase in deferred taxes	28	56	49	93
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(34)	(51)	39	29
Increase in inventory	(16)	(10)	(25)	(19)
(Increase) decrease in prepaid expenses and other assets	(35)	(17)	(23)	25
Increase in accounts payable	193	348	211	451
Increase (decrease) in accrued expenses and other liabilities	42	67	(32)	(68)
Net cash provided by operating activities	923	1,007	1,590	1,649
Cash Flows From Investing Activities:
Purchases of rental equipment	(872)	(946)	(1,129)	(1,226)
Purchases of non-rental equipment	(55)	(47)	(97)	(80)
Proceeds from sales of rental equipment	197	157	389	338
Proceeds from sales of non-rental equipment	7	4	15	8
Insurance proceeds from damaged equipment	5	12	12	14
Purchases of other companies, net of cash acquired	(22)	(6)	(195)	(58)
Purchases of investments	(1)	(1)	(1)	(1)
Net cash used in investing activities	(741)	(827)	(1,006)	(1,005)
Cash Flows From Financing Activities:
Proceeds from debt	3,163	2,074	4,590	4,330
Payments of debt	(3,107)	(2,243)	(4,679)	(4,806)
Payments of financing costs	(10)	(1)	(19)	(1)
Proceeds from the exercise of common stock options	6	1	10	2
Common stock repurchased (1)	(211)	(169)	(454)	(395)
Net cash used in financing activities	(159)	(338)	(552)	(870)
Effect of foreign exchange rates	—	(3)	—	(9)
Net increase (decrease) in cash and cash equivalents	23	(161)	32	(235)
Cash and cash equivalents at beginning of period	52	278	43	352
Cash and cash equivalents at end of period	$75	$117	$75	$117
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$69	$29	$73	$39
Cash paid for interest	122	60	301	213

(1)
We have an open $1.25 billion share repurchase program that commenced in July 2018. We intend to complete the program in 2019. The common stock repurchases include i) shares repurchased pursuant to our share repurchase programs and ii) shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards.

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2019	2018	Change	2019	2018	Change
General Rentals
Reportable segment equipment rentals revenue	$1,527	$1,332	14.6%	$2,950	$2,533	16.5%
Reportable segment equipment rentals gross profit	593	543	9.2%	1,094	969	12.9%
Reportable segment equipment rentals gross margin	38.8%	40.8%	(200) bps	37.1%	38.3%	(120) bps
Trench, Power and Fluid Solutions
Reportable segment equipment rentals revenue	$433	$299	44.8%	$805	$557	44.5%
Reportable segment equipment rentals gross profit	199	145	37.2%	356	264	34.8%
Reportable segment equipment rentals gross margin	46.0%	48.5%	(250) bps	44.2%	47.4%	(320) bps
Total United Rentals
Total equipment rentals revenue	$1,960	$1,631	20.2%	$3,755	$3,090	21.5%
Total equipment rentals gross profit	792	688	15.1%	1,450	1,233	17.6%
Total equipment rentals gross margin	40.4%	42.2%	(180) bps	38.6%	39.9%	(130) bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Numerator:
Net income available to common stockholders	$270	$270	$445	$453
Denominator:
Denominator for basic earnings per share—weighted-average common shares	78.3	83.5	78.8	83.9
Effect of dilutive securities:
Employee stock options	0.1	0.4	0.2	0.4
Restricted stock units	0.1	0.3	0.2	0.4
Denominator for diluted earnings per share—adjusted weighted-average common shares	78.5	84.2	79.2	84.7
Diluted earnings per share	$3.44	$3.20	$5.62	$5.34

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as-reported plus the impact of the following special items: merger related costs, merger related intangible asset amortization, impact on depreciation related to acquired fleet and property and equipment, impact of the fair value mark-up of acquired fleet, restructuring charge, asset impairment charge and loss on repurchase/redemption of debt securities and amendment of ABL facility. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as-reported, and earnings per share – adjusted.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Earnings per share - GAAP, as-reported	$3.44	$3.20	$5.62	$5.34
After-tax impact of:
Merger related costs (2)	—	0.02	0.01	0.03
Merger related intangible asset amortization (3)	0.64	0.37	1.28	0.76
Impact on depreciation related to acquired fleet and property and equipment (4)	0.12	0.08	0.26	0.17
Impact of the fair value mark-up of acquired fleet (5)	0.15	0.15	0.41	0.36
Restructuring charge (6)	0.06	0.03	0.13	0.05
Asset impairment charge (7)	0.03	—	0.03	—
Loss on repurchase/redemption of debt securities and amendment of ABL facility	0.30	—	0.30	—
Earnings per share - adjusted	$4.74	$3.85	$8.04	$6.71
Tax rate applied to above adjustments (1)	25.3%	25.3%	25.4%	25.3%

(1)	The tax rates applied to the adjustments reflect the statutory rates in the applicable entities.

(2)
Reflects transaction costs associated with the NES, Neff, BakerCorp and BlueLine acquisitions. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The historic acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, and National Pump, which had annual revenues of over $200 million prior to the acquisition. NES had annual revenues of approximately $369 million, Neff had annual revenues of approximately $413 million, BakerCorp had annual revenues of approximately $295 million and BlueLine had annual revenues of approximately $786 million.

(3)	Reflects the amortization of the intangible assets acquired in the RSC, National Pump, NES, Neff, BakerCorp and BlueLine acquisitions.

(4)
Reflects the impact of extending the useful lives of equipment acquired in the RSC, NES, Neff, BakerCorp and BlueLine acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.

(5)
Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC, NES, Neff and BlueLine acquisitions and subsequently sold.

(6)
Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed four restructuring programs. We have cumulatively incurred total restructuring charges of $329 million under our restructuring programs.

(7)	Reflects write-offs of leasehold improvements and other fixed assets.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS
(In millions)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. The EBITDA and adjusted EBITDA margins represent EBITDA or adjusted EBITDA divided by total revenue. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.

The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net income	$270	$270	$445	$453
Provision for income taxes	81	89	126	138
Interest expense, net	180	112	331	221
Depreciation of rental equipment	399	323	794	645
Non-rental depreciation and amortization	105	67	209	138
EBITDA (A)	$1,035	$861	$1,905	$1,595
Merger related costs (1)	—	2	1	3
Restructuring charge (2)	6	4	14	6
Stock compensation expense, net (3)	16	24	31	43
Impact of the fair value mark-up of acquired fleet (4)	16	16	43	40
Adjusted EBITDA (B)	$1,073	$907	$1,994	$1,687

A) Our EBITDA margin was 45.2% and 45.5% for the three months ended June 30, 2019 and 2018, respectively, and 43.2% and 44.0% for the six months ended June 30, 2019 and 2018, respectively.
B) Our adjusted EBITDA margin was 46.9% and 48.0% for the three months ended June 30, 2019 and 2018, respectively, and 45.2% and 46.5% for the six months ended June 30, 2019 and 2018, respectively.

(1)
Reflects transaction costs associated with the NES, Neff, BakerCorp and BlueLine acquisitions. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The historic acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, and National Pump, which had annual revenues of over $200 million prior to the acquisition. NES had annual revenues of approximately $369 million, Neff had annual revenues of approximately $413 million, BakerCorp had annual revenues of approximately $295 million and BlueLine had annual revenues of approximately $786 million.

(2)
Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed four restructuring programs. We have cumulatively incurred total restructuring charges of $329 million under our restructuring programs.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)
Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC, NES, Neff and BlueLine acquisitions and subsequently sold.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions)

The table below provides a reconciliation between net cash provided by operating activities and EBITDA and adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net cash provided by operating activities	$923	$1,007	$1,590	$1,649
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(4)	(3)	(8)	(6)
Gain on sales of rental equipment	81	65	148	139
Gain on sales of non-rental equipment	1	2	3	3
Gain on insurance proceeds from damaged equipment	5	12	12	14
Merger related costs (1)	—	(2)	(1)	(3)
Restructuring charge (2)	(6)	(4)	(14)	(6)
Stock compensation expense, net (3)	(16)	(24)	(31)	(43)
Loss on repurchase/redemption of debt securities and amendment of ABL facility	(32)	—	(32)	—
Changes in assets and liabilities	(108)	(281)	(136)	(404)
Cash paid for interest	122	60	301	213
Cash paid for income taxes, net	69	29	73	39
EBITDA	$1,035	$861	$1,905	$1,595
Add back:
Merger related costs (1)	—	2	1	3
Restructuring charge (2)	6	4	14	6
Stock compensation expense, net (3)	16	24	31	43
Impact of the fair value mark-up of acquired fleet (4)	16	16	43	40
Adjusted EBITDA	$1,073	$907	$1,994	$1,687

(1)
Reflects transaction costs associated with the NES, Neff, BakerCorp and BlueLine acquisitions. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The historic acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, and National Pump, which had annual revenues of over $200 million prior to the acquisition. NES had annual revenues of approximately $369 million, Neff had annual revenues of approximately $413 million, BakerCorp had annual revenues of approximately $295 million and BlueLine had annual revenues of approximately $786 million.

(2)
Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed four restructuring programs. We have cumulatively incurred total restructuring charges of $329 million under our restructuring programs.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)
Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC, NES, Neff and BlueLine acquisitions and subsequently sold.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions)

The pro forma information below for the second quarter of 2018 reflects the combination of United Rentals, BakerCorp and BlueLine. Prior to our acquisitions of BakerCorp and BlueLine, BakerCorp and BlueLine management used different EBITDA and adjusted EBITDA definitions than those used by United Rentals. The information below reflects BakerCorp and BlueLine historical information presented in accordance with United Rentals’ definitions of EBITDA and adjusted EBITDA. The management of BakerCorp and BlueLine historically did not view EBITDA and adjusted EBITDA as liquidity measures, and accordingly the information required to reconcile these measures to the statement of cash flows is unavailable to the company. The table below provides a calculation of as-reported and pro forma net income and EBITDA and adjusted EBITDA for the second quarter of 2019 and 2018.

	Three Months Ended		Three Months Ended
	June 30,		June 30,
	2019	2018	2018	2018	2018
	As-reported	As-reported	BakerCorp	BlueLine	Pro forma
Net income (loss)	$270	$270	$(10)	$(8)	$252
Provision for income taxes	81	89	2	—	91
Interest expense, net	180	112	11	32	155
Depreciation of rental equipment	399	323	9	50	382
Non-rental depreciation and amortization	105	67	6	2	75
EBITDA (A)	$1,035	$861	$18	$76	$955
Merger related costs (1)	—	2	—	2	4
Restructuring charge (2)	6	4	—	—	4
Stock compensation expense, net (3)	16	24	—	—	24
Impact of the fair value mark-up of acquired fleet (4)	16	16	—	—	16
Other (5)	—	—	3	1	4
Adjusted EBITDA (B)	$1,073	$907	$21	$79	$1,007

A) Our as-reported EBITDA margin was 45.2% and 45.5% for the three months ended June 30, 2019 and 2018, respectively, and pro forma EBITDA margin was 44.1% for the three months ended June 30, 2018.
B) Our as-reported adjusted EBITDA margin was 46.9% and 48.0% for the three months ended June 30, 2019 and 2018, respectively, and pro forma adjusted EBITDA margin was 46.5% for the three months ended June 30, 2018.

(1)
Reflects transaction costs associated with the NES, Neff, BakerCorp and BlueLine acquisitions. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The historic acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, and National Pump, which had annual revenues of over $200 million prior to the acquisition. NES had annual revenues of approximately $369 million, Neff had annual revenues of approximately $413 million, BakerCorp had annual revenues of approximately $295 million and BlueLine had annual revenues of approximately $786 million. The BlueLine merger costs reflect merger related costs recognized by BlueLine prior to the acquisition.

(2)
Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed four restructuring programs. We have cumulatively incurred total restructuring charges of $329 million under our restructuring programs.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)
Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC, NES, Neff and BlueLine acquisitions and subsequently sold.

(5)	Includes various adjustments reflected in historic adjusted EBITDA for BakerCorp and BlueLine.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)

We define “free cash flow” as net cash provided by operating activities less purchases of, and plus proceeds from, equipment. The equipment purchases and proceeds are included in cash flows from investing activities. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net cash provided by operating activities	$923	$1,007	$1,590	$1,649
Purchases of rental equipment	(872)	(946)	(1,129)	(1,226)
Purchases of non-rental equipment	(55)	(47)	(97)	(80)
Proceeds from sales of rental equipment	197	157	389	338
Proceeds from sales of non-rental equipment	7	4	15	8
Insurance proceeds from damaged equipment	5	12	12	14
Free cash flow (1)	$205	$187	$780	$703

(1)
Free cash flow included aggregate merger and restructuring related payments of $8 million and $6 million for the three months ended June 30, 2019 and 2018, respectively, and $16 million for both the six months ended June 30, 2019 and the six months ended June 30, 2018.

The table below provides a reconciliation between 2019 forecasted net cash provided by operating activities and free cash flow.

Net cash provided by operating activities	$2,850- $3,100
Purchases of rental equipment	$(2,050)-$(2,150)
Proceeds from sales of rental equipment	$700-$800
Purchases of non-rental equipment, net of proceeds from sales and insurance proceeds from damaged equipment	$(100)-$(200)
Free cash flow (excluding the impact of merger and restructuring related payments)	$1,400- $1,550